Filed Pursuant to Rule 424(b)(3)
Registration Number 333-111535

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated June 30, 2005)

27,036,906 Common Shares
Quanta Capital Holdings Ltd.

This prospectus supplement relates to changes to the ‘‘Selling Shareholders’’ section of the prospectus dated June 30, 2005, with respect to the resale of 27,036,906 common shares by the selling shareholders named therein. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated June 30, 2005, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our shares involves risks. See ‘‘Risk Factors’’ beginning on page 4 of the prospectus and risk factors incorporated by reference into the prospectus to read about the risks you should consider before buying our shares.

None of the Securities and Exchange Commission, any state securities regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Farallon Capital Offshore Investors, Inc. transferred beneficial ownership of 34,398 common shares to Farallon Capital Offshore Investors II, L.P. Farallon Capital Offshore Investors, Inc. sold the remaining shares it held. Accordingly, Farallon Capital Offshore Investors, Inc. no longer holds any common shares, and Farallon Capital Offshore Investors II, Inc. is now a selling shareholder eligible to sell up to 34,398 common shares under the prospectus.

The table of selling shareholders contained in the prospectus in the ‘‘Selling Shareholders’’ section is hereby amended as follows to reflect the information described above by (1) superceding the information with respect to the selling shareholder previously listed in the prospectus, and (2) adding the information below with respect to the selling shareholder not previously listed in the prospectus:

	Beneficial ownership prior to offering		Shares offered pursuant to this prospectus (maximum number that may be sold)	Beneficial ownership after offering(1)
Selling Shareholders	Shares	Percentage of class(2)		Shares	Percentage of class(2)
Previously Listed:
Farallon Capital Offshore Investors, Inc.	—	—	—	—	—
Not Previously Listed:
Farallon Capital Offshore Investors II, L.P.(3)	34,398	*	34,398	—	—
Total:			34,398

*	Less than one percent (1%).

(1)	Assumes that each named selling shareholder sells all of the common shares it holds that are covered by this prospectus supplement and neither acquires nor disposes of any other shares, or right to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the common shares shown as offered by them, we cannot estimate the actual number of common shares (or actual percentage of the class) that will be held by any selling shareholder upon completion of the offering.

(2)	Calculated based on Rule13d–3(d)(i) of the Exchange Act, using 56,810,020 common shares outstanding as of December 9, 2005.

(3)	Farallon Partners, L.L.C. has voting and investment power over the shares that this selling shareholder beneficially owns.

The date of this prospectus supplement is December 14, 2005.